SCHEDULE 14A

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Cone Mills Corporation

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CONE MILLS CORPORATION

804 GREEN VALLEY ROAD

SUITE 300

POB 26540

GREENSBORO, NC 27415-6540

September 2, 2003

Dear Fellow Cone Mills Shareholder:

Your vote and participation at this year’s Annual Meeting is extremely important.

At the upcoming annual shareholders meeting of Cone Mills, you will be voting to elect three Directors to the Board. The Board of Directors has proposed and is recommending that you vote for Jeanette Cone Kimmel, David T. Kollat and John W. Rosenblum. The Company’s nominees are all current members of the Board. They are all highly qualified, have invaluable experience in the textile industry, and are dedicated to the best interests of Cone Mills and all of its constituencies.

We believe that you should VOTE FOR each of Ms. Kimmel, Dr. Kollat and Dr. Rosenblum, because they have proven their qualifications and ability to help lead the Company in a difficult environment.

Cone Mills is at a critical juncture and faces several major challenges. Along with the entire U.S. textile industry, the Company must confront low-cost overseas competition, a weak economy and increasingly difficult markets. At the same time, the Company must manage a substantial debt burden. We have been and continue to be intensively focused on meeting these difficult challenges. The Company believes that losing any of these three outstanding Directors and replacing them with new, untried, dissident members, would be disruptive and clearly not in best interests of the Company.

The Company’s Nominees Are Highly Qualified

The Company’s nominees are incumbent Directors who together have 46 years of experience on the Board. They have made enormous individual contributions to Cone Mills based on their considerable knowledge about the Company’s business and the textile industry, their integrity, and their commitment to the highest standards of corporate governance. Allow us to tell you about each of them briefly.

•	Jeanette Cone Kimmel has been a Cone Board member since 1971. Our longest-serving Director, she brings to the Board a wealth of knowledge of the Company and the textile industry that has been invaluable to the Board over many years. She is also an experienced corporate investor with keen insights drawn from a wide range of business experience.

•	Dr. David T. Kollat, a Board member since 1999, is a widely recognized expert in marketing whose knowledge of the retail apparel market is extremely valuable to the Company. A former Professor of Marketing at Ohio State University, he has written extensively in the marketing field. He is a former executive at The Limited, Inc. and has served as a Director of Limited Brands, Inc. since 1976.

•

Dr. John W. Rosenblum, a Director since 1993, brings to the Board extensive experience in international business and issues of corporate governance. Since 2001 Dr. Rosenblum has served as Dean – Emeritus of the University of Virginia Darden Graduate School of Business Administration

following his distinguished service as Dean of that school from 1983 to 1996. Dr. Rosenblum also served as Dean of the University of Richmond Jepson School of Leadership Studies, and taught for 10 years at the Harvard Business School.

Concerted Board Leadership Is Especially Needed Now

The U.S. textile industry remains under intense pressure from the effects of international competition, the economic slowdown, and changing markets. In this environment, Cone Mills has had to respond to increasingly difficult operational and financial challenges. For additional information on the issues facing Cone Mills and their potential ramifications, we urge you to read the Company’s latest Quarterly Report on Form 10-Q.

In overcoming past challenges, management has been able to rely heavily on all three of the Board members who make up the Company slate. They have been key members of the Cone Mills team, contributing critically important experience, energy, leadership and advice. Today, as we continue to work hard in the face of a continuing challenge, we need the concerted efforts of the entire Board more than ever.

REJECT THE SLATE OF DIRECTORS PUT FORTH BY MARC KOZBERG AND HIS ASSOCIATES

We also urge you to REJECT the slate of Directors that has been put forth by Mr. Kozberg and his associates. We would like to bring to your attention important information about Mr. Kozberg and his proposed slate of Directors.

We Believe Mr. Kozberg Has No Realistic Plan and His Slate Is Not Qualified

It is our judgment that neither Mr. Kozberg nor his nominees has put forth a credible, realistic plan for Cone Mills to deal with the difficult, pervasive problems facing the Company and the U.S. textile industry. Moreover, no one on his proposed slate has any operating experience in the textile industry. His three nominees for the Board are the president of a blower business (who apparently is a client of Mr. Kozberg’s), a financial consultant (who apparently is an employee of Mr. Kozberg’s), and an investment banker (who apparently works with Mr. Kozberg). Their past business experience with respect to our industry is limited and unrelated to our core businesses.

In addition, Mr. Kozberg has a poor track record in recommending Directors. Indeed, his last nominee was a person who later resigned after being indicted for violating federal securities laws and will soon begin serving a federal prison term.

Mr. Kozberg’s Slate Would Be Disruptive

Mr. Kozberg is the force behind his proposed slate, so his record as a member of the Board since 1999 is highly relevant. In our view, Mr. Kozberg’s actions have been disruptive and inconsistent with the Company’s interests. To cite just a couple of examples:

•	Despite his talk about the importance of good corporate governance, he missed two out of the three regularly scheduled quarterly meetings of the Board in the current year, including one specifically devoted to Board nominees and governance, and one specifically devoted to recapitalization issues.

•	Special independent counsel retained by the Company’s independent Audit Committee concluded in August 2003 that Mr. Kozberg failed to report to the SEC beneficial ownership of certain Cone Mills stock, as required by federal securities regulations and the Company’s Standards of Business Conduct to which all Directors are subject.

We believe that Mr. Kozberg’s record as a Director is poor and that, therefore, he lacks credibility to propose others for key leadership positions at Cone Mills.

Mr. Kozberg’s Claims Are Misleading

Mr. Kozberg has made a steady stream of baseless assertions about the Company and management. These claims are his “platform” in his push to gain control of three more seats on the Board. The fact is that Mr. Kozberg’s assertions lack substance. For example:

•	Mr. Kozberg faults Cone Mills for not completing a recapitalization plan when he himself has been an impediment to this process. For many months, the Company sought to implement a recapitalization plan with the help of its investment advisor. We even entered into a letter of intent with a fund managed by W.L. Ross & Company, which was the only viable proposal Cone Mills received. Mr. Kozberg vehemently and publicly opposed that sole, viable proposal.

•	Mr. Kozberg also faults the Company for negotiating what he calls “onerous and expensive” credit terms. Unfortunately, given the current economic environment, the depressed state of the U.S. textile industry, and the Company’s capital structure, Cone Mills has not been able to induce new lenders to make credit available and has been forced to meet the expensive terms required by its current lenders to extend their loans. These lenders no longer wish to lend to anyone in the textile industry, including Cone Mills. In fact, the Board has commended management for achieving the best possible terms under the circumstances. In any case, Mr. Kozberg continually urged the Board to extend the Company’s existing credit facilities and postpone any recapitalization.

To sum up, with the help and participation of the experienced Directors who are the Company’s nominees, the Board has been working hard to address the difficult challenges facing Cone Mills. At the same time, Mr. Kozberg and his slate have not put forward a workable alternative that credibly addresses these challenges. The Company’s nominees are highly qualified and have valuable experience in our Company and industry, in sharp contrast to Mr. Kozberg’s proposed slate.

Again, we urge you to VOTE FOR all three of the Company’s nominees for the Board of Directors. It is very important that your shares be represented at the Annual Meeting even if you cannot attend the meeting and vote your shares in person.

We urge you to sign, date and return your WHITE proxy card today!

Sincerely,

YOUR VOTE IS IMPORTANT

1.	The Board of Directors urges you to DISCARD any GREEN proxy card sent to you by Mr. Kozberg or his Cone Mills Shareholders’ Committee. A “WITHHOLD AUTHORITY” vote on the GREEN proxy card is NOT a vote for the Board’s nominees. To vote FOR your Company’s nominees you MUST execute a WHITE proxy card.

2.	If you previously voted on a GREEN proxy card BUT NOW WISH TO SUPPORT YOUR COMPANY’S NOMINEES, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided as soon as possible.

3.	Remember – only your latest dated proxy will determine how your shares are to be voted at the meeting.

4.	If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your shares for your Company’s nominees on the WHITE proxy card.

If you have questions or need assistance in voting your shares, please call: 17 State Street, 10th Floor New York, NY 10004 (800) 545-1786 Banks and Brokerage Firms please call: (212) 440-9800

This letter includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management’s current analysis and expectations, based on what management believes to be reasonable assumptions. These forward-looking statements include statements relating to our anticipated financial performance and business prospects. Statements preceded by, followed by or that include words such as “believe,” “anticipate,” “estimate,” “expect,” “could,” and other similar expressions are to be considered such forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash; ability to attract and maintain adequate capital; ability to comply with the terms of the lending agreements of Cone Mills or to amend or modify the terms of such agreements as may be needed from time to time; ability to refinance; increases in prevailing interest rates; the result of the pursuit of strategic alternatives; the outcome of the pending proxy contest; the demand for textile products; the highly competitive nature of the textile industry and the possible effects of reduced import protection, free-trade initiatives and retaliatory measures in trade disputes; higher manufacturing costs, including the unpredictability of the cost and availability of cotton; reduced level of customer orders, including Cone Mills’ relationships with Levi Strauss as its major customer; the business climate; business performance; economic and competitive uncertainties; changes in strategies, environmental and safety regulations and clean-up costs; changes in foreign exchange rates; the impact of changes in the value of pension fund assets and liabilities; changes in generally accepted accounting principles; adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers; the impact of increased accruals and reserves for such exposures; and adverse changes in economic and political climates around the world, including terrorist activities and international hostilities. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.